Exhibit 99.1

Unaudited Attributed Financial Information for Tracking Stock Groups

The following tables present our assets and liabilities as of September 30, 2022 and revenue and expenses for the three and nine months ended September 30, 2022 and 2021 and cash flows for the nine months ended September 30, 2022 and 2021. The tables further present our assets, liabilities, revenue, expenses and cash flows that are intended to be attributed to the Liberty SiriusXM Group, Liberty Braves Group (“Braves Group”) and the Liberty Formula One Group (“Formula One Group”), respectively. The financial information should be read in conjunction with our condensed consolidated financial statements for the three and nine months ended September 30, 2022 included in this Quarterly Report on Form 10-Q.

Notwithstanding the following attribution of assets, liabilities, revenue, expenses and cash flows to the Liberty SiriusXM Group, Braves Group and the Formula One Group, our tracking stock capital structure does not affect the ownership or the respective legal title to our assets or responsibility for our liabilities. We and our subsidiaries are each responsible for our respective liabilities. Holders of Liberty SiriusXM common stock, Liberty Braves common stock and Liberty Formula One common stock are holders of our common stock and are subject to risks associated with an investment in our company and all of our businesses, assets and liabilities. The issuance of Liberty SiriusXM common stock, Liberty Braves and Liberty Formula One common stock does not affect the rights of our creditors.

SUMMARY ATTRIBUTED FINANCIAL DATA

Liberty SiriusXM Group

Summary Balance Sheet Data:

	September 30,	December 31,
	2022	2021

	amounts in millions
Cash and cash equivalents	$264	598
Investments in affiliates, accounted for using the equity method	$885	805
Intangible assets not subject to amortization	$25,051	24,953
Intangible assets subject to amortization, net	$1,132	1,269
Total assets	$30,429	31,674
Deferred revenue	$1,381	1,454
Long-term debt, including current portion	$13,514	14,262
Deferred tax liabilities	$2,042	2,206
Attributed net assets	$8,457	8,036
Noncontrolling interest	$3,107	3,565

Summary Statement of Operations Data:

	Three months ended		Nine months ended
	September 30,		September 30,
	2022	2021	2022	2021

	amounts in millions
Revenue	$2,280	2,198	6,720	6,415
Cost of Sirius XM Holdings services (1)	$(1,041)	(998)	(3,077)	(2,920)
Other operating expenses (1)	$(69)	(67)	(208)	(197)
Selling, general and administrative expense (1)	$(424)	(402)	(1,247)	(1,122)
Operating income (loss)	$434	604	1,390	1,467
Interest expense	$(130)	(130)	(377)	(373)
Gains (losses) on dilution of investment in affiliate	$2	142	9	152
Income tax (expense) benefit	$(135)	(108)	(404)	(126)
Net earnings (loss) attributable to noncontrolling interests	$41	71	148	215
Earnings (loss) attributable to Liberty stockholders	$305	342	1,040	668
(1)	Includes stock-based compensation expense as follows:

	Three months ended		Nine months ended
	September 30,		September 30,
	2022	2021	2022	2021

	amounts in millions
Cost of services	$12	11	34	33
Other operating expenses	10	9	27	26
Selling, general and administrative expense	31	34	91	99
	$53	54	152	158

Braves Group

Summary Balance Sheet Data:

	September 30,	December 31,
	2022	2021

	amounts in millions
Cash and cash equivalents	$159	142
Property and equipment, net	$734	777
Investments in affiliates, accounted for using the equity method	$114	110
Intangible assets not subject to amortization	$300	323
Intangible assets subject to amortization, net	$25	21
Total assets	$1,534	1,636
Deferred revenue	$78	83
Long-term debt, including current portion	$598	697
Deferred tax liabilities	$53	65
Attributed net assets	$339	296

Summary Statement of Operations Data:

	Three months ended		Nine months ended
	September 30,		September 30,
	2022	2021	2022	2021

	amounts in millions
Revenue	$252	234	535	466
Selling, general and administrative expense (1)	$(33)	(28)	(88)	(73)
Operating income (loss)	$8	30	3	21
Share of earnings (losses) of affiliates, net	$6	9	18	20
Unrealized gains (losses) on intergroup interest	$(31)	12	5	(15)
Income tax (expense) benefit	$(3)	(10)	(10)	(8)
Earnings (loss) attributable to Liberty stockholders	$(22)	36	29	2
(1)	Includes stock-based compensation expense of $3 million for both of the three months ended September 30, 2022 and 2021, and $9 million for both of the nine months ended September 30, 2022 and 2021.

Formula One Group

Summary Balance Sheet Data:

	September 30,	December 31,
	2022	2021

	amounts in millions
Cash and cash equivalents	$2,119	2,074
Investments in affiliates, accounted for using the equity method	$29	30
Intangible assets not subject to amortization	$3,956	3,957
Intangible assets subject to amortization, net	$3,249	3,507
Total assets	$11,731	11,664
Long-term debt, including current portion	$3,453	3,631
Redeemable noncontrolling interests in equity of subsidiary	$578	575
Attributed net assets	$6,538	6,340

Summary Statement of Operations Data:

	Three months ended		Nine months ended
	September 30,		September 30,
	2022	2021	2022	2021

	amounts in millions
Revenue	$715	668	1,819	1,349
Cost of Formula 1 revenue	$(494)	(449)	(1,223)	(931)
Selling, general and administrative expense (1)	$(68)	(51)	(192)	(141)
Operating income (loss)	$64	68	132	(22)
Interest expense	$(41)	(32)	(100)	(93)
Share of earnings (losses) of affiliates, net	$1	(2)	—	27
Realized and unrealized gains (losses) on financial instruments, net	$24	2	100	107
Unrealized gains (losses) on intergroup interest	$47	(32)	26	(37)
Income tax (expense) benefit	$8	(55)	—	36
Earnings (loss) attributable to Liberty stockholders	$108	(50)	184	(41)
(1)	Includes stock-based compensation of $5 million and $8 million for the three months ended September 30, 2022 and 2021, respectively, and $12 million and $21 million for the nine months ended September 30, 2022 and 2021, respectively.

BALANCE SHEET INFORMATION

September 30, 2022

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Inter-Group	Consolidated
	Group	Group	Group	Eliminations	Liberty

	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$264	159	2,119	—	2,542
Trade and other receivables, net	658	65	103	—	826
Other current assets	325	81	196	—	602
Total current assets	1,247	305	2,418	—	3,970
Intergroup interests (note 1)	270	—	187	(457)	—
Investments in affiliates, accounted for using the equity method (note 1)	885	114	29	—	1,028

Property and equipment, at cost	2,863	999	467	—	4,329
Accumulated depreciation	(1,779)	(265)	(103)	—	(2,147)
	1,084	734	364	—	2,182

Intangible assets not subject to amortization
Goodwill	15,209	176	3,956	—	19,341
FCC licenses	8,600	—	—	—	8,600
Other	1,242	124	—	—	1,366
	25,051	300	3,956	—	29,307
Intangible assets subject to amortization, net	1,132	25	3,249	—	4,406
Other assets	760	56	1,528	(2)	2,342
Total assets	$30,429	1,534	11,731	(459)	43,235

Liabilities and Equity
Current liabilities:
Intergroup payable (receivable) (note 3)	$4	(7)	3	—	—
Accounts payable and accrued liabilities	1,315	58	267	—	1,640
Current portion of debt	381	75	43	—	499
Deferred revenue	1,381	78	471	—	1,930
Other current liabilities	65	4	26	—	95
Total current liabilities	3,146	208	810	—	4,164
Long-term debt (note 1)	13,133	523	3,410	—	17,066
Deferred income tax liabilities	2,042	53	—	(2)	2,093
Redeemable intergroup interests (note 1)	—	238	219	(457)	—
Other liabilities	544	173	151	—	868
Total liabilities	18,865	1,195	4,590	(459)	24,191
Redeemable noncontrolling interests in equity of subsidiary	—	—	578	—	578
Equity / Attributed net assets	8,457	339	6,538	—	15,334
Noncontrolling interests in equity of subsidiaries	3,107	—	25	—	3,132
Total liabilities and equity	$30,429	1,534	11,731	(459)	43,235

STATEMENT OF OPERATIONS INFORMATION

Three months ended September 30, 2022

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Revenue:
Sirius XM Holdings revenue	$2,280	—	—	2,280
Formula 1 revenue	—	—	715	715
Other revenue	—	252	—	252
Total revenue	2,280	252	715	3,247
Operating costs and expenses, including stock-based compensation (note 2):
Cost of Sirius XM Holdings services (exclusive of depreciation shown separately below):
Revenue share and royalties	709	—	—	709
Programming and content	156	—	—	156
Customer service and billing	122	—	—	122
Other	54	—	—	54
Cost of Formula 1 revenue	—	—	494	494
Subscriber acquisition costs	86	—	—	86
Other operating expenses	69	184	—	253
Selling, general and administrative	424	33	68	525
Impairment, restructuring and acquisition costs, net of recoveries	69	5	—	74
Depreciation and amortization	157	22	89	268
	1,846	244	651	2,741
Operating income (loss)	434	8	64	506
Other income (expense):
Interest expense	(130)	(8)	(41)	(179)
Share of earnings (losses) of affiliates, net	104	6	1	111
Realized and unrealized gains (losses) on financial instruments, net	76	6	24	106
Gains (losses) on dilution of investment in affiliate	2	—	—	2
Unrealized gains (losses) on intergroup interests (note 1)	(16)	(31)	47	—
Other, net	11	—	7	18
	47	(27)	38	58
Earnings (loss) before income taxes	481	(19)	102	564
Income tax (expense) benefit	(135)	(3)	8	(130)
Net earnings (loss)	346	(22)	110	434
Less net earnings (loss) attributable to the noncontrolling interests	41	—	5	46
Less net earnings (loss) attributable to redeemable noncontrolling interest	—	—	(3)	(3)
Net earnings (loss) attributable to Liberty stockholders	$305	(22)	108	391

STATEMENT OF OPERATIONS INFORMATION

Three months ended September 30, 2021

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Revenue:
Sirius XM Holdings revenue	$2,198	—	—	2,198
Formula 1 revenue	—	—	668	668
Other revenue	—	234	—	234
Total revenue	2,198	234	668	3,100
Operating costs and expenses, including stock-based compensation (note 2):
Cost of Sirius XM Holdings services (exclusive of depreciation shown separately below):
Revenue share and royalties	671	—	—	671
Programming and content	142	—	—	142
Customer service and billing	128	—	—	128
Other	57	—	—	57
Cost of Formula 1 revenue	—	—	449	449
Subscriber acquisition costs	70	—	—	70
Other operating expenses	67	154	—	221
Selling, general and administrative	402	28	51	481
Impairment, restructuring and acquisition costs, net of recoveries	(95)	—	—	(95)
Depreciation and amortization	152	22	100	274
	1,594	204	600	2,398
Operating income (loss)	604	30	68	702
Other income (expense):
Interest expense	(130)	(6)	(32)	(168)
Share of earnings (losses) of affiliates, net	2	9	(2)	9
Realized and unrealized gains (losses) on financial instruments, net	(42)	—	2	(40)
Gains (losses) on dilution of investment in affiliate	142	—	—	142
Unrealized gains (losses) on intergroup interests (note 1)	20	12	(32)	—
Other, net	(75)	1	2	(72)
	(83)	16	(62)	(129)
Earnings (loss) before income taxes	521	46	6	573
Income tax (expense) benefit	(108)	(10)	(55)	(173)
Net earnings (loss)	413	36	(49)	400
Less net earnings (loss) attributable to the noncontrolling interests	71	—	3	74
Less net earnings (loss) attributable to redeemable noncontrolling interest	—	—	(2)	(2)
Net earnings (loss) attributable to Liberty stockholders	$342	36	(50)	328

STATEMENT OF OPERATIONS INFORMATION

Nine months ended September 30, 2022

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Revenue:
Sirius XM Holdings revenue	$6,720	—	—	6,720
Formula 1 revenue	—	—	1,819	1,819
Other revenue	—	535	—	535
Total revenue	6,720	535	1,819	9,074
Operating costs and expenses, including stock-based compensation (note 2):
Cost of Sirius XM Holdings services (exclusive of depreciation shown separately below):
Revenue share and royalties	2,090	—	—	2,090
Programming and content	448	—	—	448
Customer service and billing	373	—	—	373
Other	166	—	—	166
Cost of Formula 1 revenue	—	—	1,223	1,223
Subscriber acquisition costs	267	—	—	267
Other operating expenses	208	382	—	590
Selling, general and administrative	1,247	88	192	1,527
Impairment, restructuring and acquisition costs, net of recoveries	70	5	—	75
Depreciation and amortization	461	57	272	790
	5,330	532	1,687	7,549
Operating income (loss)	1,390	3	132	1,525
Other income (expense):
Interest expense	(377)	(20)	(100)	(497)
Share of earnings (losses) of affiliates, net	140	18	—	158
Realized and unrealized gains (losses) on financial instruments, net	433	12	100	545
Gains (losses) on dilution of investment in affiliate	9	—	—	9
Unrealized gains (losses) on intergroup interest (note 1)	(31)	5	26	—
Other, net	28	21	29	78
	202	36	55	293
Earnings (loss) before income taxes	1,592	39	187	1,818
Income tax (expense) benefit	(404)	(10)	—	(414)
Net earnings (loss)	1,188	29	187	1,404
Less net earnings (loss) attributable to the noncontrolling interests	148	—	16	164
Less net earnings (loss) attributable to redeemable noncontrolling interest	—	—	(13)	(13)
Net earnings (loss) attributable to Liberty stockholders	$1,040	29	184	1,253

STATEMENT OF OPERATIONS INFORMATION

Nine months ended September 30, 2021

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Revenue:
Sirius XM Holdings revenue	$6,415	—	—	6,415
Formula 1 revenue	—	—	1,349	1,349
Other revenue	—	466	—	466
Total revenue	6,415	466	1,349	8,230
Operating costs and expenses, including stock-based compensation (note 2):
Cost of Sirius XM Holdings services (exclusive of depreciation shown separately below):
Revenue share and royalties	1,974	—	—	1,974
Programming and content	407	—	—	407
Customer service and billing	372	—	—	372
Other	167	—	—	167
Cost of Formula 1 revenue	—	—	931	931
Subscriber acquisition costs	245	—	—	245
Other operating expenses	197	316	—	513
Selling, general and administrative	1,122	73	141	1,336
Impairment, restructuring and acquisition costs, net of recoveries	13	—	—	13
Depreciation and amortization	451	56	299	806
	4,948	445	1,371	6,764
Operating income (loss)	1,467	21	(22)	1,466
Other income (expense):
Interest expense	(373)	(18)	(93)	(484)
Share of earnings (losses) of affiliates, net	(181)	20	27	(134)
Realized and unrealized gains (losses) on financial instruments, net	(42)	1	107	66
Gains (losses) on dilution of investment in affiliate	152	—	—	152
Unrealized gains (losses) on intergroup interests (note 1)	52	(15)	(37)	—
Other, net	(66)	1	11	(54)
	(458)	(11)	15	(454)
Earnings (loss) before income taxes	1,009	10	(7)	1,012
Income tax (expense) benefit	(126)	(8)	36	(98)
Net earnings (loss)	883	2	29	914
Less net earnings (loss) attributable to the noncontrolling interests	215	—	19	234
Less net earnings (loss) attributable to redeemable noncontrolling interest	—	—	51	51
Net earnings (loss) attributable to Liberty stockholders	$668	2	(41)	629

STATEMENT OF CASH FLOWS INFORMATION

Nine months ended September 30, 2022

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$1,188	29	187	1,404
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	461	57	272	790
Stock-based compensation	152	9	12	173
Non-cash impairment and restructuring costs	68	5	—	73
Share of (earnings) loss of affiliates, net	(140)	(18)	—	(158)
Unrealized (gains) losses on intergroup interests, net	31	(5)	(26)	—
Realized and unrealized (gains) losses on financial instruments, net	(433)	(12)	(100)	(545)
Losses (gains) on dilution of investment in affiliate	(9)	—	—	(9)
Deferred income tax expense (benefit)	267	(6)	16	277
Intergroup tax allocation	80	15	(95)	—
Intergroup tax (payments) receipts	(66)	9	57	—
Other charges (credits), net	(11)	(3)	(4)	(18)
Changes in operating assets and liabilities
Current and other assets	41	(52)	(91)	(102)
Payables and other liabilities	(325)	(8)	188	(145)
Net cash provided (used) by operating activities	1,304	20	416	1,740
Cash flows from investing activities:
Investments in equity method affiliates and debt and equity securities	(1)	(5)	(35)	(41)
Cash proceeds from dispositions	50	48	51	149
Cash (paid) received for acquisitions, net of cash acquired	(136)	—	—	(136)
Capital expended for property and equipment, including internal-use software and website development	(279)	(13)	(263)	(555)
Other investing activities, net	4	—	73	77
Net cash provided (used) by investing activities	(362)	30	(174)	(506)
Cash flows from financing activities:
Borrowings of debt	3,019	135	468	3,622
Repayments of debt	(3,079)	(235)	(634)	(3,948)
Intergroup (repayments) borrowings	78	(14)	(64)	—
Liberty stock repurchases	(358)	—	(37)	(395)
Subsidiary shares repurchased by subsidiary	(599)	—	—	(599)
Cash dividends paid by subsidiary	(233)	—	—	(233)
Taxes paid in lieu of shares issued for stock-based compensation	(134)	—	25	(109)
Other financing activities, net	30	(6)	58	82
Net cash provided (used) by financing activities	(1,276)	(120)	(184)	(1,580)
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	—	—	(13)	(13)
Net increase (decrease) in cash, cash equivalents and restricted cash	(334)	(70)	45	(359)
Cash, cash equivalents and restricted cash at beginning of period	606	244	2,074	2,924
Cash, cash equivalents and restricted cash at end of period	$272	174	2,119	2,565

STATEMENT OF CASH FLOWS INFORMATION

Nine months ended September 30, 2021

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$883	2	29	914
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	451	56	299	806
Stock-based compensation	158	9	21	188
Non-cash impairment and restructuring costs	24	—	—	24
Share of (earnings) loss of affiliates, net	181	(20)	(27)	134
Unrealized (gains) losses on intergroup interests, net	(52)	15	37	—
Realized and unrealized (gains) losses on financial instruments, net	42	(1)	(107)	(66)
Losses (gains) on dilution of investment in affiliate	(152)	—	—	(152)
Deferred income tax expense (benefit)	66	10	(43)	33
Intergroup tax allocation	5	(2)	(3)	—
Other charges (credits), net	77	7	3	87
Changes in operating assets and liabilities
Current and other assets	54	(52)	(47)	(45)
Payables and other liabilities	(439)	(16)	205	(250)
Net cash provided (used) by operating activities	1,298	8	367	1,673
Cash flows from investing activities:
Investments in equity method affiliates and debt and equity securities	(66)	—	(152)	(218)
Investment of subsidiary initial public offering proceeds into trust account	—	—	(575)	(575)
Cash proceeds from dispositions	27	2	167	196
Cash (paid) received for acquisitions, net of cash acquired	(14)	—	—	(14)
Capital expended for property and equipment, including internal-use software and website development	(244)	(26)	(10)	(280)
Proceeds from insurance recoveries	225	—	—	225
Other investing activities, net	6	8	37	51
Net cash provided (used) by investing activities	(66)	(16)	(533)	(615)
Cash flows from financing activities:
Borrowings of debt	6,294	113	—	6,407
Repayments of debt	(5,871)	(67)	(191)	(6,129)
Liberty stock repurchases	(351)	—	(47)	(398)
Subsidiary shares repurchased by subsidiary	(1,174)	—	—	(1,174)
Cash dividends paid by subsidiary	(41)	—	—	(41)
Taxes paid in lieu of shares issued for stock-based compensation	(91)	—	(2)	(93)
Proceeds from initial public offering of subsidiary	—	—	575	575
Settlement of intergroup call spread	(384)	—	384	—
Other financing activities, net	(85)	(6)	(37)	(128)
Net cash provided (used) by financing activities	(1,703)	40	682	(981)
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	—	—	(5)	(5)
Net increase (decrease) in cash, cash equivalents and restricted cash	(471)	32	511	72
Cash, cash equivalents and restricted cash at beginning of period	1,008	185	1,684	2,877
Cash, cash equivalents and restricted cash at end of period	$537	217	2,195	2,949

Notes to Attributed Financial Information (Continued)

(unaudited)

(1)	A tracking stock is a type of common stock that the issuing company intends to reflect or "track" the economic performance of a particular business or "group," rather than the economic performance of the company as a whole. While the Liberty SiriusXM Group, Liberty Braves Group (the “Braves Group”) and Formula One Group have separate collections of businesses, assets and liabilities attributed to them, no group is a separate legal entity and therefore cannot own assets, issue securities or enter into legally binding agreements. Therefore, the Liberty SiriusXM Group, Braves Group and Formula One Group do not represent separate legal entities, but rather represent those businesses, assets and liabilities that have been attributed to each respective group. Holders of tracking stock have no direct claim to the group's stock or assets and therefore, do not own, by virtue of their ownership of a Liberty tracking stock, any equity or voting interest in a company, such as Sirius XM Holdings Inc. (“Sirius XM Holdings”), Live Nation Entertainment, Inc. (“Live Nation”), Formula 1 or Braves Holdings, LLC (“Braves Holdings”), in which Liberty holds an interest and that is attributed to a Liberty tracking stock group. Holders of tracking stock are also not represented by separate boards of directors. Instead, holders of tracking stock are stockholders of the parent corporation, with a single board of directors and subject to all of the risks and liabilities of the parent corporation.

As of September 30, 2022, the Liberty SiriusXM Group is primarily comprised of Liberty’s interests in Sirius XM Holdings and Live Nation, corporate cash, Liberty’s 1.375% Cash Convertible Notes due 2023 and related financial instruments, Liberty’s 2.125% Exchangeable Senior Debentures due 2048, Liberty’s 2.75% Exchangeable Senior Debentures due 2049, Liberty’s 0.5% Exchangeable Senior Debentures due 2050 and margin loan obligations incurred by wholly-owned special purpose subsidiaries of Liberty. The Liberty SiriusXM Group holds intergroup interests in the Formula One Group and the Braves Group as of September 30, 2022. As of September 30, 2022, the Liberty SiriusXM Group has cash and cash equivalents of approximately $264 million, which includes $39 million of subsidiary cash.

As of September 30, 2022, the Braves Group is primarily comprised of our consolidated subsidiary, Braves Holdings, which indirectly owns the Atlanta Braves Major League Baseball Club (“ANLBC”) and certain assets and liabilities associated with ANLBC’s stadium and mixed use development project and cash. As of September 30, 2022, the Braves Group has cash and cash equivalents of approximately $159 million, which includes $85 million of subsidiary cash.

As of September 30, 2022, the Formula One Group is primarily comprised of all of the businesses, assets and liabilities of Liberty other than those specifically attributed to the Liberty SiriusXM Group or the Braves Group, including Liberty’s interests in Formula 1 and Liberty Media Acquisition Corporation, cash, an intergroup interest in the Braves Group, Liberty’s 1% Cash Convertible Notes due 2023 and Liberty’s 2.25% Convertible Senior Notes due 2027. As of September 30, 2022, the Formula One Group has cash and cash equivalents of approximately $2,119 million, which includes $1,115 million of cash held by Formula 1.

During September 2022, the Formula One Group and the Braves Group paid approximately $64 million and $14 million, respectively, to the Liberty SiriusXM Group to settle a portion of the intergroup interests in the Formula One Group and Braves Group held by the Liberty SiriusXM Group, as a result of the repurchase of a portion of Liberty’s 1.375% Cash Convertible Notes due 2023, as described in note 8 to the accompanying condensed consolidated financial statements. The number of notional shares representing the intergroup interest in the Braves Group held by the Formula One Group is 6,792,903, representing an 11.1% intergroup interest at September 30, 2022. The number of notional shares representing the intergroup interest in the Braves Group held by the Liberty SiriusXM Group is 1,811,066, representing a 2.9% intergroup interest at September 30, 2022. The number of notional shares representing the intergroup interest in the Formula One Group held by the Liberty SiriusXM Group is 4,165,288, representing a 1.8% intergroup interest at September 30, 2022. The intergroup interests represent quasi-equity interests which are not represented by outstanding shares of common stock; rather, the Formula One Group and Liberty SiriusXM Group have attributed interests in the Braves Group, which are generally stated in terms of a number of shares of Liberty Braves common stock, and the Liberty SiriusXM Group also has an attributed interest in the Formula One Group, which is generally stated in terms of a number of shares of Liberty Formula One common stock. Each reporting period, the notional shares representing the intergroup interests are marked to fair value. The changes in fair value are recorded in the Unrealized gain (loss) on intergroup interests line item in the unaudited attributed condensed consolidated statements of operations.

Notes to Attributed Financial Information (Continued)

(unaudited)

The Braves Group intergroup interests attributable to the Formula One Group and the Liberty SiriusXM Group are reflected in the Investment in intergroup interests line item, and the Braves Group liabilities for the intergroup interests are reflected in the Redeemable intergroup interests line item in the unaudited attributed condensed consolidated balance sheets. Similarly, the Formula One Group intergroup interest attributable to the Liberty SiriusXM Group is reflected in the Investment in intergroup interests line item, and the Formula One Group liability for the intergroup interest is reflected in the Redeemable intergroup interests line item in the unaudited attributed condensed consolidated balance sheets. Both accounts are presented as noncurrent, as there are currently no plans for the settlement of the intergroup interests. Appropriate eliminating entries are recorded in the Company’s condensed consolidated financial statements.

As the notional shares underlying the intergroup interests are not represented by outstanding shares of common stock, such shares have not been officially designated Series A, B or C Liberty Braves common stock and Series A, B or C Liberty Formula One common stock, respectively. However, Liberty has assumed that the notional shares (if and when issued) related to the Formula One Group interest in the Braves Group would be comprised of Series C Liberty Braves common stock in order to not dilute voting percentages and the notional shares (if and when issued) related to the Liberty SiriusXM Group interest in the Braves Group would be comprised of Series A Liberty Braves common stock since Series A Liberty Braves common stock underlie the 1.375% convertible bonds. Therefore, the market prices of Series C Liberty Braves and Series A Liberty Braves common stock are used for the quarterly mark-to-market adjustment for the intergroup interests held by Formula One Group and Liberty SiriusXM Group, respectively, through the unaudited attributed condensed consolidated statements of operations. Liberty has assumed that the notional shares (if and when issued) related to the Liberty SiriusXM Group interest in the Formula One Group would be comprised of Series A Liberty Formula One common stock since Series A Formula One common stock underlie the 1.375% convertible bonds.  Therefore, the market price of Series A Liberty Formula One common stock is used for the quarterly mark-to-market adjustment through the unaudited attributed condensed consolidated statements of operations.

The intergroup interests will remain outstanding until the redemption of the outstanding interests, at the discretion of the Company’s Board of Directors, through transfer of securities, cash and/or other assets from the Braves Group or Formula One Group, respectively, to the respective tracking stock group.

For information relating to investments in affiliates accounted for using the equity method and debt, see notes 6 and 8, respectively, of the accompanying condensed consolidated financial statements.

(2)	Cash compensation expense for our corporate employees is allocated among the Liberty SiriusXM Group, Braves Group and the Formula One Group based on the estimated percentage of time spent providing services for each group. On an annual basis, estimated time spent is determined through an interview process and a review of personnel duties unless transactions significantly change the composition of companies and investments in either respective group which would require a timelier reevaluation of estimated time spent. Other general and administrative expenses are charged directly to the groups whenever possible and are otherwise allocated based on estimated usage or some other reasonably determined methodology. Stock compensation related to each tracking stock is calculated based on actual awards outstanding.

While we believe that this allocation method is reasonable and fair to each group, we may elect to change the allocation methodology or percentages used to allocate general and administrative expenses in the future.

(3)	The intergroup balance at September 30, 2022 and December 31, 2021 is primarily a result of timing of tax benefits.
(4)	The Liberty SiriusXM common stock, Liberty Braves common stock and Liberty Formula One common stock have voting and conversion rights under our restated charter. Following is a summary of those rights. Holders of Series A common stock of each group are entitled to one vote per share, and holders of Series B common stock of each group are entitled to ten votes per share. Holders of Series C common stock of each group are entitled to 1/100th of a vote per share in certain limited cases and will otherwise not be entitled to vote. In general, holders of Series A and Series B common stock vote as a single class. In certain limited circumstances, the board may elect to seek the approval of the holders of only Series A and Series B Liberty SiriusXM common

Notes to Attributed Financial Information (Continued)

(unaudited)

stock, only Series A and Series B Liberty Braves common stock, or only Series A and Series B Liberty Formula One common stock.

At the option of the holder, each share of Series B common stock of each group will be converted into one share of Series A common stock of the same group. At the discretion of our board, the common stock related to one group may be converted into common stock of the same series that is related to another other group.